Filed Pursuant to Rule 424(b)(5)
Registration No. 333-133617
Prospectus Supplement
(To Prospectus dated April 28, 2006)
17,129,710 SHARES
Synagro Technologies, Inc.
COMMON STOCK

        Synagro Technologies, Inc. and the selling stockholders named in this prospectus supplement under the caption “Selling Stockholders” are offering 2,000,000 shares and 15,129,710 shares of common stock, respectively.
      Our common stock is quoted on the Nasdaq National Market and listed on the NYSE Arca under the symbol “SYGR.” The last reported sale price of our common stock on the Nasdaq National Market on May 10, 2006, was $4.22 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement.

	Per Share	Total

Offering price	$4.15	$71,088,297

Discounts and commissions to underwriter	$0.166	$2,843,532

Offering proceeds to Synagro Technologies, Inc., before expenses	$3.984	$7,968,000

Offering proceeds to the selling stockholders, before expenses	$3.984	$60,276,765

      We have granted the underwriter an option to purchase up to 2,000,000 additional shares of common stock on the same terms and conditions as set forth above if the underwriter sells more than 17,129,710 shares of common stock in this offering. The underwriter can exercise this right at any time and from time to time, in whole or in part, within 30 days after the offering. The underwriter expects to deliver the shares of common stock on or about May 16, 2006.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Banc of America Securities LLC
May 10, 2006

Prospectus Supplement
Prospectus
      We are offering to sell, and are seeking offers to buy, the common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for that person to make an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT
      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.
      If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.
      You should only rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since that date.
      Information contained in or connected to our web site does not constitute part of this prospectus supplement or the accompanying prospectus.
      Synagro Technologies, Inc., our logo and other trademarks mentioned or incorporated by reference in this prospectus supplement are the property of their respective owners.
      Unless the context otherwise requires, the terms “we,” “our,” “us,” “the company,” “the registrant” and “Synagro” refer to Synagro Technologies, Inc. and its subsidiaries on a combined basis.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY
      You should read the following summary in conjunction with the more detailed information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the information contained in the “Risk Factors” section beginning on page S-3 of this prospectus supplement and the risks disclosed in the documents incorporated by reference in this prospectus supplement, including the risk factors disclosed under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005.
Synagro Technologies, Inc.
      We believe that we are the largest recycler of biosolids and other organic residuals in the United States and we believe that we are the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. We serve approximately 600 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia.
      Biosolids and other organic residuals are solid or liquid material generated by municipal wastewater treatment facilities or residual management facilities. We provide our customers with services and capabilities that focus on the beneficial reuse of organic nonhazardous residuals, including biosolids, resulting primarily from the wastewater treatment process. We believe that the services we offer are compelling to our customers because they allow our customers to avoid the significant capital and operating costs that they would have to incur if they internally managed their water and wastewater residuals.
      We partner with our clients to develop cost-effective and environmentally sound solutions for their residuals processing and beneficial use requirements. Our broad range of services include drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services. We currently operate six heat-drying and pelletization facilities, five composting facilities, three incineration facilities and 32 permanent and 40 mobile dewatering units.
      Our existing customer base is comprised primarily of municipal customers, which accounted for approximately 88 percent of our revenues for the year ended December 31, 2005, as well as industrial and commercial waste generators. We also cater to buyers who purchase our fertilizers and other marketed products, which total approximately 3 percent of our revenues. Our size and scale offer significant advantages over our competitors in terms of operating efficiencies and the breadth of services we provide our customers. Approximately 86 percent of our revenue for the year ended December 31, 2005 was derived from sources that we believe are recurring in nature, including contracts, purchase orders and product sales.
      Synagro was originally incorporated in the State of Nevada in 1986 and was reincorporated in the State of Delaware in 1996. Our principal executive office is located at 1800 Bering Drive, Suite 1000, Houston, Texas 77057, and our telephone number is (713) 369-1700. Our website is www.synagro.com. Information on our website is not a part of this prospectus supplement and is not incorporated in this prospectus supplement by reference.

THE OFFERING

Issuer	Synagro Technologies, Inc.

Common stock offered by us	2,000,000 shares

Common stock offered by selling stockholders named herein	15,129,710 shares

Common stock outstanding after this offering, not including exercise of the option to purchase additional shares	75,338,568 shares

Option to purchase additional shares	We have granted the underwriter an option to purchase up to 2,000,000 shares of our common stock. If the underwriter exercises in full this right, we will have approximately 77,338,568 shares of our common stock outstanding after this offering.

Use of proceeds	We intend to use the net proceeds from this offering of common stock for working capital and general corporate purposes. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. See “Use of Proceeds.”

Listing	Nasdaq National Market (Symbol: SYGR) NYSE Arca (Symbol: SYGR)
      Unless otherwise indicated, all share information in this prospectus supplement is based on the number of shares of common stock outstanding as of May 5, 2006 and excludes 9,810,400 shares reserved for issuance under our equity incentive plans and 4,765,548 outstanding options as of May 5, 2006. These share and option amounts do not include the 214,750 options and 96,300 shares of restricted stock approved by the Compensation Committee of our Board of Directors to be granted to our Chief Executive Officer.
      Unless we specifically state otherwise, all information in this prospectus supplement assumes no exercise by the underwriter of its option to purchase additional shares.

RISK FACTORS
YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, INCLUDING THE RISK FACTORS DISCLOSED UNDER “ITEM 1A. RISK FACTORS” IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005, BEFORE PURCHASING SHARES OF OUR COMMON STOCK. EACH OF THESE RISK FACTORS COULD ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION, AND ALSO ADVERSELY AFFECT THE VALUE OF AN INVESTMENT IN OUR COMMON STOCK.
Risks Relating to Our Common Stock and this Offering
We may amend the terms of our senior credit facility, or we may enter into new agreements that govern our senior indebtedness and the amended or new terms may significantly affect our ability to pay dividends on shares of our common stock.
      Our senior credit facility contains significant restrictions on our ability to pay dividends on shares of common stock based on us meeting certain performance measures and compliance with other conditions. In addition, the terms of our senior credit facility prohibit us from prepaying our other indebtedness and drawing down the full amount of the revolver in order to make dividend payments. Our senior credit facility also requires us to maintain certain specified financial ratios and satisfy financial condition tests. Our ability to comply with the ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions. As a result of general economic conditions, conditions in the lending markets, the results of our business or for any other reason, we may elect or be required to amend or refinance our senior credit facility, at or prior to maturity, or enter into additional agreements for senior indebtedness. Any such amendment, refinancing or additional indebtedness may contain covenants that could limit, in a significant manner, our ability to pay dividends to you.
      A breach of any of the covenants, ratios or tests contained in our senior credit facility or other agreements for senior indebtedness could result in a default under the senior credit facility or new indebtedness, as the case may be. Any events of default would prohibit us from paying any dividends to you. In addition, upon the occurrence of an event of default under the senior credit facility, the lenders could elect to declare all amounts outstanding under the senior credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the security granted to them to secure that indebtedness. If the lenders accelerate the payment of the indebtedness, our assets may not be sufficient to repay in full this indebtedness and our other indebtedness.
We will require a significant amount of cash, which may not be available to us, to service our debt, pay dividends and fund our other liquidity needs.
      Our ability to make payments on, or to refinance or repay, our debt, to fund planned capital expenditures, to pay dividends on our common stock and to expand our business will depend largely upon our future operating performance. Our future operating performance is subject to general economic, financial, competitive, legislative and regulatory factors, as well as other factors that are beyond our control. Our business may not generate enough cash flow, or future borrowings may not be available to us under our senior credit facility or otherwise, in an amount sufficient to enable us to pay our debt, pay dividends or fund our other liquidity needs. If we are unable to generate sufficient cash to service our debt requirements, we will be required to refinance our senior credit facility. We may not be able to refinance any of our debt, including our senior credit facility, under such circumstances on commercially reasonable terms or at all. If we are unable to refinance our debt or obtain new financing under these circumstances, we would have to consider other options, including:

•	sales of certain assets to meet our debt service requirements;

•	sales of equity; and

•	negotiations with our lenders to restructure the applicable debt.
Our senior credit facility could restrict our ability to do some of these things. If we are forced to pursue any of the above options under distressed conditions, our business and the value of our common stock could be adversely affected.
Our interest expense may increase significantly and could cause our net income and cash available to pay dividends to decline significantly.
      Borrowings under our revolving facility are made at a floating rate of interest. In the event of an increase in the base reference interest rates, our interest expense will increase, which could have a material adverse effect on our ability to make cash dividend payments to our stockholders. Our ability to continue to expand our business will, to a large extent, be dependent upon our ability to borrow funds under our senior credit facility and to obtain other third party financing, including through the sale of bonds, shares of common stock or other securities. We cannot assure you that such financing will be available to us on favorable terms or at all.
Our organizational documents could limit another party’s ability to acquire us and therefore could deprive our investors of the opportunity to obtain a takeover premium for their shares.
      A number of provisions in our restated certificate of incorporation and bylaws will make it difficult for another company to acquire us and, therefore, for you to receive any related takeover premium for your shares. For example, our restated certificate of incorporation authorizes the issuance of preferred stock without shareholder approval and upon such terms as the board of directors may determine. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding common stock. In addition, the rights of the holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future. Other provisions that may limit another party’s ability to acquire us include:

•	restrictions on stockholder action by written consent;

•	supermajority voting requirements; and

•	advance notice requirements for stockholder proposals and director nominations.
      In addition, our preferred share purchase rights would cause substantial dilution to any person or group who attempts to acquire a significant interest in our company without advance approval from our board of directors. We are also afforded the protections of Section 203 of the Delaware General Corporation Law, which would prevent us from engaging in a business combination with a person who becomes a 15% or greater stockholder for a period of three years from the date such person acquired such status unless certain board or stockholder approvals were obtained. For more information, see “Description of Capital Stock.”
Future sales, or the possibility of future sales, of a substantial amount of our common stock may depress the price of the shares of our common stock.
      Future sales, or the availability for sale in the public market, of substantial amounts of our common stock could adversely affect the prevailing market price of our common stock, and could impair our ability to raise capital through future sales of equity securities.
      If we or our existing stockholders sell substantial amounts of our common stock in the public market or if there is a perception that these sales may occur, the market price of our common stock could decline. As of May 5, 2006 we would have had 75,338,568 shares of common stock outstanding assuming all shares offered under this prospectus supplement have been issued and assuming no exercise of outstanding options to purchase common stock. Substantially all of these shares will be freely tradable in the public market without restriction or further registration under the Securities Act, unless the shares are held by “affiliates” of ours as such term is defined in Rule 144 of the Securities Act.
      We may issue shares of our common stock or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may be significant. We may also grant registration rights covering those shares or other securities in connection with any such acquisitions and investments.
      Our largest stockholder, investment funds affiliated with GTCR Golder Rauner, L.L.C. (collectively, “GTCR”), is selling in this offering all of the shares of our common stock that it holds. Such a sale may cause the market price of our common stock to fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.
If you purchase shares of our common stock from us, you will experience immediate and substantial dilution.
      Investors purchasing common stock from us in the offering will experience immediate and substantial dilution in the net tangible book value of their shares. Additional dilution will also occur upon exercise of outstanding stock options. If we seek additional capital in the future, the issuance of shares of common stock or securities convertible into common stock in order to obtain such capital may lead to further dilution of your equity investment. See “Dilution.”
There is no assurance that we will continue declaring dividends or have the available cash to make dividend payments.
      Although we have a stated policy of paying dividends on our common stock at an annual rate of approximately $0.40 per share, and we paid a cash dividend of $0.10 per share in each quarter since the adoption of our dividend policy in June 2005, there can be no assurance that funds will be available for this purpose in the future. The declaration and payment of dividends is subject to the sole discretion of our Board of Directors, are not cumulative, and will depend upon our profitability, financial condition, capital needs, future prospects, and other factors deemed relevant by our board of directors, and is restricted by the terms of our senior credit facility.
Our dividend policy may limit our ability to pursue growth opportunities.
      Our dividend policy reflects an intention to distribute a substantial portion of the cash generated by our business in excess of operating needs, interest and principal payments on our indebtedness and capital expenditures as regular quarterly dividends to our stockholders. As a result, we may not retain a sufficient amount of cash to finance a material expansion of our business, or to fund our operations consistent with past levels of funding in the event of a significant business downturn. In addition, because a significant portion of cash available to pay dividends will be distributed to holders of our common stock under our dividend policy, our ability to pursue any material expansion of our business, including through acquisitions or increased capital spending, will depend more than it otherwise would on our ability to obtain third party financing. We cannot assure you that such financing will be available to us at all, or at an acceptable cost.

FORWARD-LOOKING STATEMENTS
      This prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these provisions. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including statements about anticipated future operating and financial performance, financial position and liquidity, growth opportunities and growth rates, pricing plans, acquisition and divestiture opportunities, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, financing needs and availability and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “should” and variations of these words and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Forward-looking statements by us are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Such forward-looking statements may be contained in this prospectus supplement or the accompanying prospectus under “Prospectus Supplement Summary” or “Risk Factors” or may be contained in our Annual Report on Form 10-K or our Quarterly Report on Form 10-Q, each of which is incorporated herein by reference, under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” “Risk Factors” and “Business,” among other places. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by us as a result of a number of important factors. Examples of these factors include (without limitation):

•	changes in federal wastewater treatment and biosolid regulation;

•	our ability to comply with federal, state and local environmental regulations or to maintain and obtain necessary permits;

•	risks associated with future weather conditions;

•	competition in the wastewater residuals management business;

•	the risk of early termination of customer contracts;

•	timely completion of our facilities;

•	our ability to retain the loyalty of our customers;

•	the inability to obtain proper bonding;

•	our ability to maintain sufficient insurance;

•	the availability and satisfactory performance of subcontractors for our design and build operations;

•	the impact of increased fuel costs;

•	our calculation of estimated remaining contract value, or backlog;

•	the risk associated with pending legal proceedings;

•	the risk that our acquisition strategy could fail;

•	the tenure of our senior management team;

•	the effect of the restrictions in our senior credit facility on our operations;

•	our ability to service our debt;

•	our ability to obtain additional financing;

•	our ability to generate sufficient funds to continue to make dividend payments to our stockholders; and

•	the matters described under “Risk Factors” and the other risk factors incorporated by reference in this prospectus supplement.
      In light of these risks, uncertainties and assumptions, investors should not place undue reliance on any forward-looking statements. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus supplement not to occur. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus supplement. Investors should also be aware that while we do, at various times, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential information. Accordingly, investors should not assume that we agree with any statement or report issued by an analyst irrespective of the content of the statement or report. To the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not our responsibility.
USE OF PROCEEDS
      We will receive total net proceeds from this offering of approximately $7.7 million from the sale of 2,000,000 shares of common stock ($15.6 million if the underwriter exercises in full its option to purchase up to 2,000,000 shares of our common stock) at an offering price of $4.15 per share, after deducting underwriting discounts and commissions and offering expenses. We expect to use the net proceeds from the sale of our common stock for working capital and general corporate purposes. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. All proceeds from those sales will be for the accounts of the selling stockholders.
MARKET PRICE FOR COMMON STOCK
      Our common stock is listed on the Nasdaq National Market (“Nasdaq”) and NYSE Arca, and trades under the symbol “SYGR.” The following table presents the high and low sale prices for our common stock for the periods indicated, as reported by Nasdaq.

	High	Low

Fiscal Year 2006
First Quarter	$5.00	$4.02
Second Quarter (through May 10, 2006)	$5.15	$4.10
Fiscal Year 2005
First Quarter	$5.10	$2.50
Second Quarter	$5.00	$3.96
Third Quarter	$5.42	$4.48
Fourth Quarter	$5.00	$3.38
Fiscal Year 2004
First Quarter	$3.78	$2.03
Second Quarter	$3.44	$2.55
Third Quarter	$3.30	$2.48
Fourth Quarter	$3.17	$2.30
      As of May 5, 2006, we had 73,338,568 shares of common stock issued and outstanding and 299 holders of record of our common stock.

CAPITALIZATION
      The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2006 on an actual basis, and on an as adjusted basis to give effect to the issuance of 2,000,000 shares of our common stock in this offering at an offering price of $4.15 per share and the application of the net proceeds of the offering applied as described in “Use of Proceeds,” after deducting underwriting discounts and commissions and offering expenses.
      You should read this table in conjunction with “Use of Proceeds,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes to those statements incorporated by reference herein.

	As of March 31, 2006

	Actual	As Adjusted

	(in thousands)
Cash and cash equivalents	$7,702	$15,370
Restricted cash(1)	10,594	10,594

Total	$18,296	$25,964

Long term debt, including current portion:
Credit facility(2)	210,000	210,000
Non recourse project revenue bonds	59,061	59,061
Capital lease obligations	14,906	14,906
Other long-term debt	3,989	3,989

Total long-term debt, including current maturities	$287,956	$287,956

Stockholders’ equity Preferred stock, $0.002 par value per share, 10,000,000 shares authorized, none issued or outstanding, actual and as adjusted	—	—
Common stock, $0.002 par value per share, 100,000,000 shares authorized, 73,310,068 issued and outstanding, actual; 75,310,068 shares, issued and outstanding, as adjusted	147	151
Additional paid in capital	192,185	199,849
Accumulated deficit	(14,286)	(14,286)
Accumulated other comprehensive income	1,152	1,152

Total stockholders’ equity	179,198	186,866

Total capitalization	$467,154	$474,822

(1)	Represents cash we are required to hold in restricted accounts pursuant to agreements governing our outstanding non-recourse project revenue bonds.

(2)	The revolver provides for borrowings of up to $95.0 million. At March 31, 2006, we had approximately $33.7 million of outstanding letters of credit, which would reduce availability under the revolving credit facility.

DILUTION
      Dilution is the amount by which the portion of the offering price paid by purchasers of our common stock to be sold in the offering exceeds the net tangible book value or deficiency per share of our common stock after the offering. Net tangible book value or deficiency per share of our common stock is determined at any date by subtracting our total liabilities from our total assets less our intangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date. Our unaudited net tangible book value at March 31, 2006 was approximately $3.0 million, or approximately $0.04 per each of the 73,310,068 shares of common stock then outstanding. After giving effect to the sale of 2,000,000 shares of our common stock offered by us in this offering at a public offering price of $4.15 per share, and after deducting estimated underwriting discounts and commissions and offering expenses, our as adjusted net tangible book value as of March 31, 2006, would have been approximately $10.7 million, or $0.14 per share of our common stock. This represents an immediate increase in net tangible book value of $0.10 per share of our common stock to existing stockholders and an immediate dilution of $4.01 per share of our common stock to new investors purchasing common stock in this offering.
      The following table illustrates this substantial and immediate dilution to new investors:

Per Share of
Common
Stock

Public offering price per share of common stock	$4.15
Net tangible book value per share as of March 31, 2006	0.04
Increase per share attributable to cash payments made by investors in this offering	0.10

As adjusted net tangible book value after this offering	0.14

Dilution in net tangible book value per share to new investors	$4.01

      As of March 31, 2006, there were 73,310,068 shares of common stock outstanding. The foregoing discussion and table assume no exercise of outstanding stock options. After this offering, there will be options outstanding to purchase a total of 4,765,548 shares of our common stock at a weighted average exercise price of $3.03 per share. To the extent that any of these stock options are exercised, there may be further dilution to new investors.

DIVIDEND POLICY AND RESTRICTIONS
      Our board of directors adopted a dividend policy in June 2005, which reflects an intention to distribute a substantial portion of the cash generated by our business in excess of operating needs, interest and principal payments on our indebtedness and base business capital expenditures as regular quarterly dividends to our stockholders, rather than retaining all of such cash for other purposes. This policy reflects our judgment that our stockholders would be better served if we distributed to them a substantial portion of the cash generated by our business. In this discussion, “base capital expenditures” means capital expenditures relating to our ongoing operations, exclusive of capital expenditures incurred in connection with the construction and operation of new facilities. These base capital expenditures may take the form of purchases and replacements of equipment and other improvements relating to our existing facilities and operations.
      We expect to continue to pay quarterly dividends at an annual rate of approximately $0.40 per share, but only if and to the extent dividends are declared by our board of directors and permitted by applicable law and by the terms of our senior credit facility. Dividend payments are not guaranteed and our board of directors may decide, in its absolute discretion, not to pay dividends. Dividends on our common stock are not cumulative. See “Risk Factors — Risks Relating to Our Common Stock and this Offering — There is no assurance that we will continue declaring dividends or have the available cash to make dividend payments.”
      In accordance with our dividend policy, we paid quarterly dividends of $0.10 per share, or $7.2 million in August 2005 and $7.3 million in November 2005. We paid a quarterly dividend of $0.10 per share in February 2006. On May 1, 2006, we declared a quarterly dividend of $0.10 per share to holders of record on May 22, 2006. As a result, you will receive this dividend with respect to any shares you purchase in this offering.
      In determining our expected dividend level, our management and board of directors have reviewed and analyzed, among other things:

•	our operating and financial results in recent years, including in particular the fact that our Adjusted EBITDA was $64.1 million in 2004 and $62.7 million in 2005;

•	our anticipated cash requirements associated with our capital structure;

•	our anticipated base business capital expenditure requirements;

•	our expected other cash needs, primarily related to working capital requirements, which finance the cash conversion cycle of our business, or the time required to convert receivables into cash;

•	the terms of our debt instruments, including our senior credit facility;

•	other potential sources of liquidity, including working capital and the possibility of asset and securities sales; and

•	various other aspects of our business.
      However, as described more fully below, you may not receive any dividends, as a result of the following factors:

•	nothing requires us to declare or pay dividends;

•	while the dividend policy adopted by our board of directs reflects an intention to distribute a substantial portion of our cash generated by our business in excess of operating needs, interest and principal payments on indebtedness and base business capital expenditures, to pay dividends, our board could modify or revoke this policy at any time;

•	even if our dividend policy is not modified or revoked, the actual amount of dividends distributed under the policy and the decision to make any distribution will remain, at all times, entirely at the discretion of our board of directors;

•	the amount of dividends that we may distribute is subject to debt covenant restrictions under our senior credit facility and, potentially, the terms of any future indebtedness that we may incur;

•	the amount of dividends that we may distribute is subject to state law restrictions;

•	our stockholders have no contractual or other legal right to dividends; and

•	we may not have enough cash to pay dividends due to changes in our operating earnings, working capital requirements and anticipated cash needs.
      Depending on the timing of purchases of properties, plant and equipment and accounts receivable collection, we may need to borrow from our revolver to allow the payment of regular quarterly dividends even if our Adjusted EBITDA exceeds expected levels. It is possible, therefore, that the balance of revolver borrowings could increase during 2006.
      We believe that our dividend policy will limit, but not preclude, our ability to pursue growth. If we continue paying dividends at the level currently anticipated under our dividend policy, we expect that we would need additional financing to pursue growth opportunities, including significant acquisitions and purchases of equipment for our current facilities, requiring capital expenditures significantly beyond our current expectations or new facility capital expenditures not expressly contemplated herein. In this discussion, “new facility capital expenditures” means capital expenditures relating to the construction and operation of new facilities. These new facility capital expenditures may take the form of purchases of property, plant and equipment for facilities that have not yet commenced operations. We intend to retain sufficient cash after the distribution of dividends to permit the pursuit of growth opportunities that do not require material capital investment, such as smaller acquisitions and equipment purchases.
Restrictions on Payment of Dividends
Delaware Law
      Under Delaware law, we can only pay dividends either out of “surplus” (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or out of current or the immediately preceding year’s net profits. Due to significant non-cash expenses such as depreciation and deferred tax provision, we anticipate that dividends paid at the levels described above will exceed net profits and therefore expect that we will pay at least a portion of our dividends out of surplus. Although we believe we will have sufficient surplus to pay dividends at the anticipated levels during the first year following this offering, our board will seek periodically to assure itself of this before actually declaring any dividends. Further, before paying any dividends in subsequent years, we likely would seek opinions from outside valuation firms to the effect that there is sufficient surplus to pay dividends, and such opinions may not be forthcoming. If we sought and were not able to obtain such an opinion, we likely would not declare and pay dividends.
Senior Credit Facility
      Under our senior credit facility, dividends are restricted as follows:

•	we may use all of our cash available to pay dividends but we may not in general pay dividends in excess of such amounts. We define “cash available to pay dividends” as Adjusted EBITDA for the period commencing on the first day of the first full fiscal quarter after June 2005 and ending on the last day of the last fiscal quarter, less debt service on non-recourse bonds plus cash gains from asset sales outside the ordinary course of business plus extraordinary or non-recurring gains minus (to the extent not deducted in the determination of Adjusted EBITDA less debt service on non-recourse bonds), cash interest expense (excluding interest on non-recourse bonds), cash income tax expense, base business capital expenditures (unless funded by debt, other than debt incurred under a revolving credit facility, equity issuances, asset dispositions or certain growth capital expenditures to be agreed), non-recurring fees, cash payments for permitted acquisitions (unless funded by debt, other than debt incurred under a revolving credit facility, equity issuances, asset dispositions of distributable cash not used to pay dividends), permitted investments (other than certain exempt investments), adjustments in computing Consolidated EBITDA, as defined in the senior credit facility, cash earn-out payments and specified repayments of our indebtedness (but excluding payments of non-recourse bonds);

•	we may only pay dividends if our interest coverage ratio and fixed charge ratio (all of which are calculated excluding the impact of non-recourse bonds) for the most recently ended twelve month period ending as of the last day of the most recently completed fiscal quarter for which internal financial statements are available are equal to or greater than the following ratios:

Fiscal Quarter Ended	Interest Coverage Ratio

March 31, 2006 through June 30, 2006	3.00 to 1.0
September 30, 2006 through September 30, 2007	2.75 to 1.0
December 31, 2007 through March 31, 2008	3.00 to 1.0
June 30, 2008 through September 30, 2008	3.25 to 1.0
December 31, 2008	3.40 to 1.0
March 31, 2009 and thereafter	3.50 to 1.0

Fiscal Quarter Ended	Fixed Charge Ratio

March 31, 2006 and thereafter	2.00 to 1.0

•	we may only pay dividends if our leverage ratio (calculated excluding the impact of non-recourse bonds) for the most recently ended twelve month period ending as of the last day of any fiscal quarter for which internal financial statements are available are not greater than the following ratios:

Fiscal Quarter Ended	Leverage Ratio

March 31, 2006 through June 30, 2006	4.75 to 1.0
September 30, 2006 through March 31, 2007	4.90 to 1.0
June 30, 2007	4.75 to 1.0
September 30, 2007 through December 31, 2007	4.50 to 1.0
March 31, 2008 through June 30, 2008	4.25 to 1.0
September 30, 2008 and thereafter	4.00 to 1.0

•	we may not pay any dividends if any default or an event of default under the senior credit facility has occurred and is continuing.

SELLING STOCKHOLDERS
      The following table sets forth (i) the selling stockholders, (ii) as of May 5, 2006, the number of shares of common stock that each of the selling stockholders beneficially owns and the number of shares being registered for resale by each of the selling stockholders, and (iii) the number of shares of our common stock that will be beneficially owned by each of the selling stockholders, assuming that the 15,129,710 shares of our common stock offered by the selling stockholders, in the aggregate, under this prospectus supplement have been sold. The number of shares of common stock outstanding as of May 5, 2006 was 73,338,568.
      As used in this prospectus supplement, “selling stockholders” include the selling stockholders named in the table below and their respective transferees, pledges, donees, heirs or other successors-in-interest selling shares received from the selling stockholders listed below as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus supplement.

		Percentage of			Percentage of
		Outstanding		Number of	Outstanding
	Number of	Common	Number of	Shares	Common
	Shares	Stock	Shares of	Beneficially	Stock
	Beneficially	Beneficially	Common	Owned	Beneficially
	Owned Prior	Owned Prior	Stock Being	After the	Owned After
Selling Stockholders	to the Offering	to the Offering	Offered	Offering	the Offering

GTCR Funds(1)	13,585,187	18.52%	13,585,187	—	*
TCW/ Crescent Funds(2)	1,544,523	2.11%	1,544,523	—	*

*	The percentage of shares beneficially owned does not exceed 1% of the class.

(1)	Amounts shown reflect the aggregate interests held by GTCR Fund VII, L.P., GTCR Capital Partners, L.P. and GTCR Co-Invest, L.P. (collectively, the “GTCR Funds”). The address of the GTCR Funds is c/o GTCR Golder Rauner, L.L.C., 6100 Sears Tower, Chicago, IL 60606.

(2)	Amounts shown reflect aggregate interests held by the following entities, which are indirectly controlled by TCW/ Crescent Mezzanine, LLC, a registered investment adviser: (i) TCW/ Crescent Mezzanine Partners II, L.P., (ii) TCW/ Crescent Mezzanine Trust II, (iii) TCW Leveraged Income Trust, L.P., (iv) TCW Leveraged Income Trust II, L.P. and (v) TCW Leveraged Income Trust IV, L.P. (collectively, the “TCW/ Crescent Funds”). The address of the TCW/ Crescent Funds is c/o TCW/Crescent Mezzanine, LLC, 11100 Santa Monica Boulevard, Suite 2000, Los Angeles, CA 90025.

UNDERWRITING
      We and the selling stockholders are offering the shares of common stock described in this prospectus supplement through Banc of America Securities LLC, as underwriter. We and the selling stockholders have entered into a firm commitment underwriting agreement with Banc of America Securities LLC. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase, 17,129,710 shares of common stock.
      The underwriting agreement is subject to a number of terms and conditions and provides that the underwriter must buy all of the shares if it buys any of them. The underwriter will sell the shares to the public when and if the underwriter buys the shares from us and the selling stockholders.
      The underwriter initially will offer the shares to the public at the price specified on the cover page of this prospectus supplement. The underwriter may allow a concession of not more than $0.10 per share to selected dealers. If all the shares are not sold at the public offering price, the underwriter may change the public offering price and the other selling terms. The common stock is offered subject to a number of conditions, including:

•	receipt and acceptance of the common stock by the underwriter; and

•	the underwriter’s right to reject orders in whole or in part.
      Option to Purchase Additional Shares. We have granted the underwriter an option to purchase up to 2,000,000 additional shares of our common stock at the same price per share as it is paying for the shares shown in the table on the cover page of this prospectus supplement. These additional shares would cover sales by the underwriter which exceed the total number of shares shown in the table on the cover page of this prospectus supplement. The underwriter may exercise this option at any time and from time to time, in whole or in part, within 30 days after the date of this prospectus supplement. We will pay the expenses associated with the exercise of the option.
      Discount and Commissions. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by us and by the selling stockholders. These amounts are shown assuming no exercise and full exercise of the underwriter’s option to purchase additional shares.
      We estimate that the expenses of the offering to be paid by us, not including underwriting discounts and commissions, will be approximately $300,000.

			Paid by the selling
	Paid by Us		stockholders

	No Exercise	Full Exercise	No Exercise	Full Exercise

Per Share	$0.166	$0.166	$0.166	$0.166

Total	$332,000	$664,000	$2,511,532	$2,511,532

      Listing. Our common stock is quoted on the Nasdaq National Market and listed on the NYSE Arca under the symbol “SYGR.”
      Stabilization. In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales; and

•	syndicate covering transactions.
      Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering, and purchasing shares of common stock from us or on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions.
      The underwriter may close out any covered short position either by exercising its option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares as referred to above.
      A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriter creates a naked short position, it will purchase shares in the open market to cover the position.
      These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences the activities, it may discontinue them at any time. The underwriter may carry out these transactions on the Nasdaq National Market, the NYSE Arca, in the over-the-counter market or otherwise.
      Passive Market Making. In connection with this offering, the underwriter may engage in passive market making transactions in our common stock on the Nasdaq National Market or NYSE Arca. Passive market making is allowed during the period when the SEC’s rules would otherwise prohibit market activity by the underwriter and dealers who are participating in this offering. Passive market making may occur during the business day before the pricing of this offering, before the commencement of offers or sales of the common stock. A passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for our common stock; but if all independent bids are lowered below the passive market maker’s bid, the passive market maker must also lower its bid once it exceeds specified purchase limits. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in our common stock during the specified period and must be discontinued when that limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriter and dealers are not required to engage in a passive market making and may end passive market making activities at any time.
      Lock-up Agreements. We, the selling stockholders and certain of our executive officers and directors have entered into lock-up agreements with the underwriter. Under these agreements, subject to exceptions, we may not issue any new shares of common stock, and those holders of stock and options may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce the intention to do any of the foregoing, without the prior written consent of Banc of America Securities LLC for a period of 90 days from the date of this prospectus supplement. This consent may be given at any time without public notice. In addition, during this 90 day period, we have also agreed not to file any registration statement for, and each of the persons who have executed lock-up agreements as described above has agreed not to make any demand for, or exercise any right of, the registration of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Banc of America Securities LLC. If during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs, or prior to the expiration of the 90-day restricted period we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, these restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
      Notwithstanding the above, the foregoing restrictions do not apply to shares of common stock received by our executive officers in the ordinary course pursuant to our dividend policy, the terms of our restricted stock plan and their respective employment agreements or agreements for receipt of restricted stock. Furthermore, the foregoing restrictions do not apply to the sale of a specified number of shares of common stock by certain of our executive officers in transactions pursuant to Rule 144 of the Securities Act.
      Indemnification. We and the selling stockholders will indemnify the underwriter against some liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we and the selling stockholders will contribute to payments the underwriter may be required to make in respect of those liabilities.
      Conflicts/ Affiliates. The underwriter and its affiliates have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriter and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business. In addition, the underwriter and its affiliates have owned, currently own or may own, equity or equity-like securities of us or the selling stockholders.
      Selling Restrictions. The underwriter will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers shares of common stock or has in its possession or distributes the prospectus supplement and accompanying prospectus.
LEGAL MATTERS
      The validity of the shares of our common stock being offered by this prospectus supplement will be passed upon for us by Locke Liddell & Sapp LLP, Houston, Texas. Debevoise & Plimpton LLP is counsel for the underwriter in connection with this offering.
EXPERTS
      The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this prospectus supplement.
      We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus supplement and the date of the closing of this offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus supplement unless otherwise indicated), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus supplement.

      This prospectus supplement incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 30, 2006;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2006, filed with the SEC on May 5, 2006;

•	Our Current Reports on Form 8-K filed with the SEC on February 7, 2006; February 28, 2006; March 9, 2006; March 15, 2006; March 16, 2006 (which includes a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) before preferred stock dividends); April 5, 2006; May 4, 2006; May 8, 2006; and May 8, 2006; and

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2006.
      These documents contain important information about us and our financial condition. Information contained in this prospectus supplement supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus supplement, while information that we file with the SEC after the date of this prospectus supplement that is incorporated by reference will automatically update and supersede this information.

WHERE YOU CAN FIND MORE INFORMATION
      We are subject to the reporting requirements of the Securities and Exchange Act of 1934, and, as a result, file periodic reports, proxy statements and other information with the SEC. We have filed a registration statement on Form S-3 with the SEC regarding this offering. The registration statement of which this prospectus supplement and the accompanying prospectus is a part contains additional important information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus supplement certain information that is included in the registration statement of which this prospectus supplement and the accompanying prospectus forms a part. You should refer to the registration statement and its exhibits to read that information.
      You may read and copy the registration statement, the related exhibits, the periodic reports we file and the other material we file with the SEC at its Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s address is www.sec.gov.
      Our filings are available on our investor relations website at www.synagro.com. Information contained in or connected to our website is not a part of this prospectus supplement or accompanying prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at:
Synagro Technologies, Inc.
1800 Bering Drive
Suite 1000
Houston, Texas 77057
(713) 369-1700

Prospectus
20,129,710 Shares of Common Stock
Synagro Technologies, Inc.
Common Stock
        We may offer and sell, from time to time, up to 5,000,000 shares of common stock in amounts, at prices and on terms that we will decide at the time of the offering. In addition, the selling stockholders named in this prospectus under the caption “Selling Stockholders” may offer and sell, from time to time, up to 15,129,710 shares of our common stock. Our common stock covered by this prospectus may be sold at fixed prices or prices that may be changed, at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.
      We will provide the specific terms of these offers and sales by us and the selling stockholders in supplements to this prospectus. This prospectus may not be used to sell common stock unless accompanied by a prospectus supplement. You should read this prospectus and any supplements carefully before you invest. We may, and the selling stockholders may, offer common stock directly to investors or through agents, underwriters, or dealers. If any agents, underwriters, or dealers are involved in the sale of any of our common stock, their name and any applicable purchase price, fee, commission or discount arrangement will be set forth in the applicable prospectus supplement.
      Our common stock is quoted on the Nasdaq National Market and listed on the NYSE Arca under the symbol “SYGR.” On April 25, 2006, the last reported sale price of our common stock on the Nasdaq National Market was $4.99 per share.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus and any representation to the contrary is a criminal offense.

This date of this prospectus is April 28, 2006.

     We have not authorized any other person to provide you with any information or to make any representation that is different from, or in addition to, the information and representations contained in this prospectus and any prospectus supplement or in any of the documents that are incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and any prospectus supplement, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies.
      The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about, and observe, any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

PROSPECTUS SUMMARY
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may offer and sell, from time to time, up to an aggregate of 5,000,000 shares of common stock, in one or more offerings and at prices and on terms that we determine at the time of the offering. In addition, the selling stockholders named in this prospectus under the caption “Selling Stockholders” may offer and sell, from time to time, up to an aggregate of 15,129,710 shares of our common stock. This prospectus provides you with a general description of the common stock we are offering and may offer in the future. Each time we or the selling stockholders offers any of our common stock under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplements may add, update or change information contained in this prospectus. To the extent that any statement we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read this prospectus and any prospectus supplement together with the additional information described under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”
      Unless the context otherwise requires, the terms “we,” “our,” “us,” “the company,” “the registrant” and “Synagro” refer to Synagro Technologies, Inc. and its subsidiaries on a consolidated basis.
Synagro Technologies, Inc.
      We believe that we are the largest recycler of biosolids and other organic residuals in the United States and we believe that we are the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. We serve approximately 600 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia.
      Biosolids and other organic residuals are solid or liquid material generated by municipal wastewater treatment facilities or residual management facilities. We provide our customers with services and capabilities that focus on the beneficial reuse of organic nonhazardous residuals, including biosolids, resulting primarily from the wastewater treatment process. We believe that the services we offer are compelling to our customers because they allow our customers to avoid the significant capital and operating costs that they would have to incur if they internally managed their water and wastewater residuals.
      We partner with our clients to develop cost-effective and environmentally sound solutions for their residuals processing and beneficial use requirements. Our broad range of services include drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services. We currently operate six heat-drying and pelletization facilities, five composting facilities, three incineration facilities and 32 permanent and 40 mobile dewatering units.
      Our existing customer base is comprised primarily of municipal customers, which accounted for approximately 88 percent of our revenues for the year ended December 31, 2005, as well as industrial and commercial waste generators. We also cater to buyers who purchase our fertilizers and other marketed products, which total approximately 3 percent of our revenues. Our size and scale offer significant advantages over our competitors in terms of operating efficiencies and the breadth of services we provide our customers. Approximately 86 percent of our revenue for the year ended December 31, 2005 was derived from sources that we believe are recurring in nature, including contracts, purchase orders and product sales.
      Synagro was originally incorporated in the State of Nevada in 1986 and was reincorporated in the State of Delaware in 1996. Our principal executive office is located at 1800 Bering Drive, Suite 1000, Houston, Texas 77057, and our telephone number is (713) 369-1700. Our website is www.synagro.com. Information on our website is not a part of this prospectus and is not incorporated in this prospectus by reference.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus and the documents incorporated herein by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these provisions. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including statements about anticipated future operating and financial performance, financial position and liquidity, growth opportunities and growth rates, pricing plans, acquisition and divestiture opportunities, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, financing needs and availability and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “should” and variations of these words and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Forward-looking statements by us are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Such forward-looking statements may be contained in this prospectus under “Prospectus Summary” or may be contained in our Annual Report on Form 10-K or our Quarterly Reports on Form 10-Q, each of which is incorporated herein by reference, under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and “Business,” among other places. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by us as a result of a number of important factors. Examples of these factors include (without limitation):

•	changes in federal wastewater treatment and biosolid regulation;

•	our ability to comply with federal, state and local environmental regulations or to maintain and obtain necessary permits;

•	risks associated with future weather conditions;

•	competition in the wastewater residuals management business;

•	the risk of early termination of customer contracts;

•	timely completion of our facilities;

•	our ability to retain the loyalty of our customers;

•	the inability to obtain proper bonding;

•	our ability to maintain sufficient insurance;

•	the availability and satisfactory performance of subcontractors for our design and build operations;

•	the impact of increased fuel costs;

•	our calculation of estimated remaining contract value, or backlog;

•	the risk associated with pending legal proceedings;

•	the risk that our acquisition strategy could fail;

•	the tenure of our senior management team;

•	the effect of the restrictions in our senior secured credit facility on our operations;

•	our ability to service our debt;

•	our ability to obtain additional financing; and

•	our ability to generate sufficient funds to continue to make dividend payments to our stockholders.

      In light of these risks, uncertainties and assumptions, investors should not place undue reliance on any forward-looking statements. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus not to occur. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus. Investors should also be aware that while we do, at various times, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential information. Accordingly, investors should not assume that we agree with any statement or report issued by an analyst irrespective of the content of the statement or report. To the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not our responsibility.
USE OF PROCEEDS
      Unless we inform you otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of our common stock from time to time as our board of directors may determine for general corporate purposes, to finance acquisitions of other businesses, or to repay or refinance our indebtedness. We may temporarily invest net proceeds from the sale of our common stock in short-term securities. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. All proceeds from those sales will be for the accounts of the selling stockholders. See “Selling Stockholders” and “Plan of Distribution.”
DIVIDEND POLICY
      Our board of directors adopted a dividend policy in June 2005 that reflects an intention to distribute a substantial portion of the cash generated by our business in excess of operating needs, interest and principal payments on our indebtedness and capital expenditures as regular quarterly dividends to our stockholders. The dividend rate is expected to be equal to approximately $0.40 per share of common stock per annum and we have paid a cash dividend of $0.10 per share in each quarter since the adoption of the policy. We expect to continue to pay quarterly dividends at an annual rate of approximately $0.40 per share, but only if and to the extent dividends are declared by our board of directors and permitted by applicable law and by the terms of our senior secured credit facility. The declaration and payment of dividends are not cumulative, and will depend upon our profitability, financial condition, capital needs, future prospects, and other factors deemed relevant by our board of directors, and is restricted by the terms of our senior secured credit facility. Dividend payments are not guaranteed and our board of directors may decide, in its absolute discretion, not to pay dividends.

SELLING STOCKHOLDERS
      We are registering 15,129,710 shares of common stock covered by this prospectus for re-offers and resales by the selling stockholders named below. The selling stockholders are hereby registering all of the shares of common stock they own. We are registering these shares to permit the selling stockholders to resell the shares when they deem appropriate. The selling stockholders may resell all, a portion or none of their shares at any time and from time to time. The selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. We do not know when or in what amounts the selling stockholders may offer shares for sale under this prospectus. We will pay all expenses incurred with respect to the registration and sale of the shares of common stock owned by the selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders.
      The following table sets forth (i) the selling stockholders, (ii) as of April 25, 2006, the number of shares of common stock that each of the selling stockholders beneficially owns and the number of shares being registered for resale by each of the selling stockholders, and (iii) the number of shares of our common stock that will be beneficially owned by each of the selling stockholders, assuming that all of the shares of common stock offered by the selling stockholders under this prospectus have been sold. The number of shares of common stock outstanding as of April 25, 2006 was 73,327,568.
      As used in this prospectus, “selling stockholders” includes the selling stockholders named in the table below and their respective transferees, pledges, donees, heirs or other successors-in-interest selling shares received from the selling stockholders listed below as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus.

		Percentage of			Percentage of
		Outstanding			Outstanding
	Number of	Common		Number of	Common
	Shares	Stock	Number of	Shares	Stock
	Beneficially	Beneficially	Shares of	Beneficially	Beneficially
	Owned Prior	Owned Prior	Common Stock	Owned After	Owned After
Selling Stockholders	to the Offering	to the Offering	Being Offered	the Offering(1)	the Offering(1)

GTCR Funds(2)	13,585,187	18.53%	13,585,187	—	*
TCW/ Crescent Funds(3)	1,544,523	2.11%	1,544,523	—	*

*      The percentage of shares beneficially owned does not exceed 1% of the class.

(1)	Assumes the sale of all shares of common stock being offered by the selling stockholders. The exact amount of shares that will be held by the selling stockholders after completion of this offering cannot be determined at this time because the selling stockholders may offer and sell some, all or none of their shares. The actual number of shares offered by us and/or by a selling stockholder will be included in any supplements to this prospectus.

(2)	Amounts shown reflect the aggregate interests held by GTCR Fund VII, L.P., GTCR Capital Partners, L.P. and GTCR Co-Invest, L.P. (collectively, the “GTCR Funds”). The address of the GTCR Funds is c/o GTCR Golder Rauner, L.L.C., 6100 Sears Tower, Chicago, IL 60606.

(3)	Amounts shown reflect aggregate interests held by the following entities, which are indirectly controlled by TCW/ Crescent Mezzanine, LLC, a registered investment adviser: (i) TCW/ Crescent Mezzanine Partners II, L.P., (ii) TCW/ Crescent Mezzanine Trust II, (iii) TCW Leveraged Income Trust, L.P., (iv) TCW Leveraged Income Trust II, L.P. and (v) TCW Leveraged Income Trust IV, L.P. (collectively, the “TCW/ Crescent Funds”). The address of the TCW/ Crescent Funds is c/o TCW/ Crescent Mezzanine, LLC, 11100 Santa Monica Boulevard, Suite 2000, Los Angeles, CA 90025.

PLAN OF DISTRIBUTION
      We currently intend to offer and sell pursuant to one or more prospectus supplements, from time to time, up to an aggregate of 5,000,000 shares of common stock, in one or more underwritten or other public offerings and at prices and on terms that we determine at the time of the offering. In addition, the selling stockholders currently intend to offer and sell, from time to time, up to an aggregate of 15,129,710 shares of our common stock in one or more underwritten or other public offerings. However, we and/or the selling stockholders also may offer and sell our common stock, as applicable:

•	through agents or underwriters;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the shares of our common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to one or more purchasers (through a specific bidding or auction process or otherwise); or

•	through a combination of any of these methods of sale.
      The distribution of our common stock may be effected from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices relating to the prevailing market prices; or

•	at negotiated prices.
      Offers to purchase our common stock may be solicited by agents designated by us and/or the selling stockholders from time to time. Any agent involved in the offer or sale of our common stock will be named, and any commissions payable by us and/or the selling stockholders to the agent will be described, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.
      The selling stockholders may transfer their shares of common stock in ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer. The selling stockholders may also sell any shares of common stock that qualify for sale pursuant to Rule 144.
      If we and/or the selling stockholders offer and sell our common stock through an underwriter or underwriters, we and/or the selling stockholders will execute an underwriting agreement with the underwriter or underwriters. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, will be described in the applicable prospectus supplement, which, along with this prospectus, will be used by the underwriters to make resales of our common stock. If underwriters are used in the sale of any of our common stock in connection with this prospectus, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and us and/or the selling stockholders at the time of sale. Our common stock may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are used in the sale of our common stock, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to some conditions precedent and that with respect to a sale of our common stock the underwriters will be obligated to purchase all such securities if any are purchased.
      If any underwriters are involved in the offer and sale of our common stock, they will be permitted to engage in transactions that maintain or otherwise affect the price of the common stock or other securities of ours. These transactions may include over-allotment transactions, purchases to cover short positions created by an underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the common stock in connection with the offering, i.e., if it sells more shares of common stock than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing common stock in the open market. In general, purchases of common stock to reduce a short position could cause the price of the common stock to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members. This means that if underwriters purchase common stock on the open market to reduce their short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from those underwriters and/or selling group members who sold such common stock as part of the offering.
      If we and/or the selling stockholders offer and sell our common stock through a dealer, we, the selling stockholders or an underwriter will sell our common stock to the dealer, as principal. The dealer may then resell our common stock to the public at varying prices to be determined by the dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of our common stock so offered and sold. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.
      We and/or the selling stockholders may solicit offers to purchase our common stock directly and we and/or the selling stockholders may sell our common stock directly to institutional or other investors, who may be deemed to be an underwriter within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
      We and/or the selling stockholders may enter into agreements with agents, underwriters and dealers under which we may agree to indemnify the agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make with respect to these liabilities. The terms and conditions of this indemnification or contribution will be described in the applicable prospectus supplement.
      Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us, the selling stockholders or any of our or their affiliates in the ordinary course of business.
      We and/or the selling stockholders may authorize our respective agents or underwriters to solicit offers to purchase our common stock at the public offering price under delayed delivery contracts. The terms of these delayed delivery contracts, including when payment for and delivery of our common stock sold will be made under the contracts and any conditions to each party’s performance set forth in the contracts, will be described in the applicable prospectus supplement. The compensation received by underwriters or agents soliciting purchases of our common stock under delayed delivery contracts will also be described in the applicable prospectus supplement.
      From time to time, the selling stockholders may pledge or grant a security interest in some or all of our shares of common stock owned by them. If the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such common stock from time to time by this prospectus. The selling stockholders also may transfer and donate our common stock owned by them in other circumstances. The number of shares of our common stock beneficially owned by selling stockholders will decrease as and when the selling stockholders transfers or donates their shares of our common stock or defaults in performing obligations secured by their shares of our common stock. The plan of distribution for the securities offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be the selling stockholders for purposes of this prospectus.
      If we sell any common shares pursuant to a prospectus supplement, the shares will be listed on the Nasdaq National Market and NYSE Arca subject to official notice of issuance.

DESCRIPTION OF CAPITAL STOCK
      This prospectus contains a summary of the material terms of our capital stock, including our common stock and preferred stock. The following description of our capital stock is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.
      Our authorized capital stock consists of 110,000,000 shares, par value $0.002 per share, consisting of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock As of April 25, 2006, we had 73,327,568 shares of common stock outstanding and no shares of preferred stock outstanding. Assuming all of the shares of common stock to be sold by us under this prospectus are sold, there would be 78,327,568 shares of common stock outstanding.
Common Stock
      All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and nonassessable.
      Dividends. Holders of shares of our common stock will be entitled to receive such dividends and other distributions in cash, stock or property of ours as may be declared by our board of directors in their sole discretion from time to time out of our assets or funds legally available for dividends or other distributions. Our board of directors adopted a dividend policy in June 2005 which reflects an intention to distribute a substantial portion of the cash generated by our business in excess of operating needs, interest and principal payments on our indebtedness and capital expenditures as regular quarterly dividends to our stockholders. The dividend rate is expected to be equal to approximately $0.40 per share of common stock per annum and we have paid a cash dividend of $0.10 per share in each quarter since the adoption of the policy. The declaration and payment of dividends are not cumulative, and will depend upon our profitability, financial condition, capital needs, future prospects, and other factors deemed relevant by our board of directors, and is restricted by the terms of our senior secured credit facility.
      Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our common stock will be entitled to share equally in our assets remaining after payment of all debts and other liabilities, subject to the liquidation preference of any outstanding preferred stock.
      Voting Rights. Shares of our common stock carry one vote per share. Holders of shares of our common stock have no cumulative voting rights.
      Other Rights. Holders of shares of our common stock have no preemptive rights. The holders of shares of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Preferred Stock
      Our board of directors has the authority to issue shares of preferred stock from time to time on terms that it may determine, in one or more series and to fix the designations, voting powers, preferences and relative participating, optional or other special rights of each series, and the qualifications, limitations or restrictions of each series, to the fullest extent permitted by the General Corporation Law of the State of Delaware, or DGCL. The issuance of shares of preferred stock could have the effect of decreasing the market price of the common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of shares of our common stock.
Anti-Takeover Effects of Various Provisions of Delaware Law and Our Restated Certificate of Incorporation and Bylaws
      Provisions of Delaware law and our restated certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
      Delaware Anti-Takeover Statute. We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15 percent or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
      No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our restated certificate of incorporation does not provide for cumulative voting.
      Stockholder Action by Written Consent; Calling of Special Meeting of Stockholders. Our organizational documents permit stockholder action by written consent so long as such action is approved by a majority of the “continuing directors.” For purposes of the restated certificate of incorporation, a “continuing director” is:

•	any member of the board of directors who (A) is not an interested stockholder and (B) was a member of the board of directors prior to the time that an interested stockholder became an interested stockholder; and

•	any person who is elected or nominated to succeed a continuing director, or to join the board of directors, by a majority of the continuing directors.
      Our restated certificate of incorporation provides that special meetings of our stockholders may be called only by a majority of our board of directors, by the chairman of the board of directors or by stockholders owning not less than 10% of the voting power of all outstanding shares of voting stock.
      Limitations on Liability and Indemnification of Officers and Directors. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our organizational documents include provisions that eliminate, to the extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our organizational documents also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent authorized by the DGCL. We will also be expressly authorized to carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities.
      The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

      There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
      Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
      Supermajority Provisions. In order to insure that the substantive provisions set forth in the restated certificate of incorporation are not circumvented by the amendment of such restated certificate of incorporation pursuant to a vote of a majority of the voting power of our outstanding shares, the restated certificate of incorporation also provides that any amendment, change or repeal of the provisions contained in the restated certificate of incorporation with respect to:

•	our capitalization;

•	amendment of the bylaws;

•	determination by the board of the number of directors;

•	filling vacancies on the board of directors;

•	the requirement that stockholder action be taken at an annual or special meeting;

•	requirements with respect to appraisal rights for stockholders; or

•	the amendment of the provision imposing such supermajority requirement for amendment of the restated certificate of incorporation, shall require the affirmative vote of the holders of at least 66 2/3 % of the voting power of all outstanding shares of voting stock, including, in any instance where the repeal or amendment is proposed by an interested stockholder or its affiliate or associates, the affirmative vote of a majority of the voting power of all outstanding shares of voting stock held by persons other than such interested stockholder or its affiliates or associates. However, only the affirmative vote of the majority of the voting power of all outstanding shares of voting stock is required if the amendment of any of the foregoing provisions is approved by a majority of the continuing directors (as defined above).
      The restated certificate of incorporation permits the board of directors to adopt, amend or repeal any or all of our bylaws without stockholder action and provide that such bylaws may also be adopted, amended or repealed by its stockholders, but only if approved by holders of 66 2/3 % or more of the voting power of all outstanding shares of voting stock, including in any instance in which the alteration is proposed by an interested stockholder or by affiliates or associate of any interested stockholder, the affirmative vote of the holders of at least a majority of voting power of all outstanding shares of voting stock held by persons other than the interested stockholder who proposed such action. However, the only stockholder vote required if the modification is approved by a majority of the continuing directors is the affirmative vote of the majority of the voting power of all outstanding shares of voting stock.
Listing
      Our common stock is quoted on the Nasdaq National Market under the symbol “SYGR.” Our common stock is also listed on the NYSE Arca under the symbol “SYGR”.

Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.
Rights Plan
      We maintain a Shareholders Rights Plan (the “Rights Plan”), pursuant to which each shareholder holds one Series A Preferred Share Purchase Right (a “Right”) for each outstanding share of common stock held.
      Except as described below, each Right when exercisable, entitles the registered holder to purchase one one-thousandth (1/1,000th) of a share of Preferred Stock — Junior Participating Series A, par value $.002 per share (the “Series A preferred stock”), at a price of $10.00 per one one-thousandth (1/1,000th) share (the “Purchase Price”), subject to adjustment.
Transfer and Separation
      The Rights are not exercisable until the Distribution Date (as defined below). Accordingly, the Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with our common stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new common stock certificates issued after the Record Date upon transfer or new issuance of common stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for common stock outstanding as of the Record Date, even without such notation or a copy of this summary of rights being attached thereto, will also constitute the transfer of the Rights associated with the common stock represented by such certificate.
      As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights. As of and after the Distribution Date, the Rights shall be evidenced solely by Right Certificates and may be transferred by the transfer of the Right Certificate separately and apart from any transfer of one or more shares of common stock.
Distribution Date
      The term “Distribution Date” means the earlier of:

(i) the close of business on the tenth day after a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding shares of common stock, other than pursuant to a Qualifying Tender Offer (defined below); or

(ii) the close of business on the tenth Business Day (or such later date as may be determined by action of our Board of Directors) after the date of the commencement or the announcement of the intention to commence by any person or group (other than certain exempt persons) of a tender offer or exchange offer upon the successful completion of which such person or group would be the beneficial owner of 15% or more of our then outstanding common stock, regardless of whether any shares are actually purchased pursuant to such offer.
      A person or group is generally not considered an “Acquiring Person,” if either the beneficial ownership of its common stock that would otherwise cause it to be an Acquiring Person was acquired in a transaction or series of transactions approved in advance by our board of directors, or the board of directors determines in good faith that the person who would otherwise be an Acquiring Person has become such inadvertently and such person divests as promptly as practicable a sufficient number of our shares of common stock so that the person would no longer beneficially own 15% or more of the outstanding common stock.

      A “Qualifying Tender Offer” means a tender offer or exchange offer that a majority of the members of the board of directors determine to be at a fair price and otherwise in the best interests of Synagro and its shareholders.
Exercise
      Until the Distribution Date, the Rights are not exercisable. However, in the event that any person or group of affiliated or associated persons becomes an Acquiring Person, and subject to our right to redeem the Rights, each holder of a Right (other than an Acquiring Person), will thereafter have the right to receive upon exercise a number of one one thousandths (1/1,000ths) of a share of preferred stock determined by dividing the Purchase Price (subject to adjustment) by 50% of the current market price of the common stock on the date a person becomes an Acquiring Person. Because of the nature of the voting, dividend, and liquidation rights of the preferred stock, the value of each one one-thousandth (1/1,000th) interest in a share of preferred stock purchasable upon exercise of each Right should approximate the value of one share of common stock. It is therefore anticipated (although there can be no assurance) that the value of the preferred stock purchased upon exercise of the Rights will be approximately twice the exercise price paid.
      If the Rights are not redeemed as described below and in the event that we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.
      Following the occurrence of any of the events set forth in the preceding two paragraphs any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will immediately become null and void. While the distribution of the Rights will not be taxable to shareholders or to us, shareholders may recognize taxable income upon the occurrence of subsequent events — for example, upon the Rights becoming exercisable with respect to an acquiror’s stock, whether or not exercised. Holders of the Rights should consult with their tax advisors in the event any such subsequent event occurs.
      The Rights will expire on December 31, 2006 (the “Final Expiration Date”), unless the Final Expiration Date is extended by us or unless the Rights are earlier redeemed or exchanged by us, as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder, including, without limitation, the right to vote or to receive dividends.
Redemption
      At any time prior to the time a person or group of affiliated or associated persons becomes an Acquiring Person, the board of directors may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time on such basis with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.
Exchange
      At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, the board of directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of common stock per Right (subject to adjustment).

The Preferred Stock
      Each share of preferred stock will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the preferred stock will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock, but in no event shall they receive less than $1,000 per share. Each share of preferred stock will have 1,000 votes, voting together with the common stock, except as otherwise provided by law. Finally, in the event of any merger, consolidation, or other transaction in which common stock are exchanged, each share of preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. The shares of preferred stock purchasable under the Rights Plan will not be redeemable.
Antidilution
      The Purchase Price payable, the number of Rights, and the number of shares of preferred stock or other securities or property issuable, upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution, among other circumstances, in the event of a stock dividend on, or a subdivision, split, combination, consolidation or reclassification of, the preferred stock or the common stock, or a reverse split of the outstanding shares of preferred stock or the common stock.
      With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. We may, but are not required to, issue fractional Rights or fractional preferred stock (other than fractions which are integral multiples of one one-thousandth (1/1,000th) of a share of preferred stock), which may, at our election, be evidenced by depositary receipts. In lieu thereof, an adjustment in cash will be made based upon the market price of the common stock on the last trading day prior to the date of exercise.
Amendments of Rights Plan
      Prior to the Distribution Date, we may supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights. From and after the Distribution Date, we may supplement or amend the Rights Agreement without the approval of any holders of Right Certificates in order (a) to cure any ambiguity, (b) to correct or supplement any provision contained therein which may be defective or inconsistent with any other provision therein, (c) to shorten or lengthen any time period thereunder or (d) to change or supplement the provisions thereof in any manner which we may deem necessary or desirable and which does not adversely affect the interests of the holders of Right Certificates (other than Acquiring Person or an Affiliate or Associate of an Acquiring Person). Notwithstanding the foregoing, no supplement or amendment pursuant to clause (c) may lengthen (x) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable or (y) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of the Rights.
Certain Determinations
      The Rights Agreement prohibits the making of certain determinations and actions by the board of directors unless at the time of such determinations there are then in office not less than three Continuing Directors (as defined below) and the determination or action in question is also approved by a majority of the Continuing Directors then in office. These determinations and actions include: (i) determining that a tender offer or exchange offer is a Qualifying Tender Offer; (ii) extending the Distribution Date following the commencement or announcement of a tender offer or exchange offer; (iii) determining that a person became an Acquiring Person inadvertently; (iv) redeeming of the Rights; (v) exchanging the Rights for common stock; (vi) valuing certain securities or assets other than the common stock and preferred stock; and (vii) amending or supplementing the Rights Agreement.
      A “Continuing Director” means any member of the board of directors who is not an Acquiring Person or an affiliate or associate of an Acquiring Person, and who either (i) was a member of the board of directors prior to the time that any person became an Acquiring Person (other than pursuant to a Qualifying Tender

Offer), or (ii) subsequently became a member of the board of directors, and whose nomination for election or election to the board of directors was recommended or approved by the board of directors when there are then in office at least three Continuing Directors and such nomination for election or election was recommended or approved by a majority of the Continuing Directors then on the board of directors.
Certain Effects of the Rights
      The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired, and under certain circumstances the Rights beneficially owned (or that were owned) by such a person or group may become void. The Rights should not interfere with any merger or other business combination approved by the board of directors because, if the Rights would become exercisable as a result of such merger or other business combination, the board of directors may, at its option prior to time that any Person becomes an Acquiring Person, redeem all (but not less than all) of the then outstanding Rights at the Redemption Price.

LEGAL MATTERS
      The validity of the shares of our common stock will be passed upon for us by Locke Liddell & Sapp LLP, Houston, Texas.
EXPERTS
      The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      We are incorporating by reference certain documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this prospectus. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or any prospectus supplement relating to an offering of our securities.
      We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the date of the closing of each offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus unless otherwise indicated), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.
      This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 30, 2006; and

•	Our Current Reports on Form 8-K filed with the SEC on February 7, 2006; February 28, 2006; March 9, 2006; March 15, 2006; March 16, 2006; and April 5, 2006.
      These documents contain important information about us and our financial condition. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information.

WHERE YOU CAN FIND MORE INFORMATION
      We are subject to the reporting requirements of the Securities and Exchange Act of 1934, and, as a result, file periodic reports, proxy statements and other information with the SEC. We have filed a registration statement on Form S-3 with the SEC regarding this offering. The registration statement of which this prospectus is a part contains additional important information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information that is included in the registration statement of which this prospectus forms a part. You should refer to the registration statement and its exhibits to read that information.
      You may read and copy the registration statement, the related exhibits, the periodic reports we file and the other material we file with the SEC at its Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s address is www.sec.gov.
      Our filings are available on our investor relations website at www.synagro.com. Information contained in or connected to our website is not a part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at:
Synagro Technologies, Inc.
1800 Bering Drive
Suite 1000
Houston, Texas 77057
(713) 369-1700

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17,129,710 Shares
Synagro Technologies, Inc.
Common Stock

Prospectus Supplement
May 10, 2006

Banc of America Securities LLC